CENTRAL COAST BANCORP

PRESS RELEASE	Contact: Rob Stanberry
Chief Financial Officer
For Release 9:00 am EDT	(831) 422-6642

CENTRAL COAST BANCORP ANNOUNCES RECORD QUARTERLY EARNINGS

Salinas, California – April 20, 2004. Central Coast Bancorp (Nasdaq/CCBN), the holding company for Community Bank of Central California, today announced record quarterly net income of $3,192,000 for the first quarter of 2004. Net income increased 7.5% over the $2,969,000 reported in the first quarter of 2003. Diluted earnings per share for the first quarter of 2004 increased 7.7% to $0.28 from $0.26 in the prior year period. As compared to the fourth quarter of 2003, net income increased 15.4% over the $2,766,000 reported in that quarter and diluted earnings per share increased 12.0% over the $0.25 reported. All earnings per share and applicable share data for the 2003 periods have been adjusted for the 10% stock dividend distributed in February 2004.

The annualized return on average equity (ROAE) and a return on average assets (ROAA) were 14.0% and 1.27%, as compared to 15.1% and 1.33% for the same period in 2003.

The Company experienced a slight contraction in total assets, loans and deposits during the first quarter of 2004 as compared to the year-end 2003 balances. However, on a year-over-year basis all three of those balance sheet categories experienced growth. The Company ended the first quarter with total assets of $1,021,222,000, a decrease of $16,618,000 (1.6%) from the 2003 year-end balance, but an increase of $86,556,000 (9.3%) from the $934,666,000 balance at March 31, 2003. At the end of the first quarter of 2004, total loans were $774,525,000, a decrease of $8,216,000 (1.1%) from year-end, but an increase of $55,862,000 (7.8%) on a year-over-year basis. Deposits decreased $20,524,000 (2.2%) in the first quarter of 2004 to $917,586,000 from the 2003 year-end balance, but increased $76,825,000 (9.1%) on a year-over-year basis.

“Our record quarterly earnings is reflective of the continuing strength of our banking franchise,” stated Nick Ventimiglia, Chairman and CEO. He continued, “We are pleased that The Findley Reports selected Community Bank of Central California as the bank in the $500 million to $1 billion in assets category to receive ‘Special Recognition’ in its inaugural annual process for naming an outstanding California bank in five asset size categories. According to Findley, the selected banks are the ‘best of the best’ and have historically exemplified exceptional performance and have made a difference from a standpoint of shareholders, community, customers, employees and regulators. During the first quarter, the Monterey Main Branch completed a very successful first year of operations and we are currently preparing to expand our banking franchise into the City of Santa Cruz in June.”

Financial Summary:

Interest income, net interest income, net interest margin and the efficiency ratio are discussed below on a fully taxable equivalent basis. These items have been adjusted to give effect to $272,000 and $281,000 in taxable equivalent interest income on tax-free investments in the three-month periods ending March 31, 2004 and 2003.

Net interest income for the first quarter of 2004 was $10,349,000, an increase of $929,000 (9.9%) from the first quarter of 2003. Interest income for the first quarter of 2004 was $13,065,000, an increase of $577,000 (4.6%) from the first quarter of 2003. Average earning assets in the first quarter of 2004 increased $99,323,000 (11.8%) over the prior year period. This increase in volume of earning assets added $1,222,000 to interest income. The interest income from the higher volume was partially offset by the effect of a 44 basis point reduction from the 6.02% average yield received on earning assets in the first quarter of 2003 versus a 5.58% yield received in the first quarter of 2004. The lower yield resulted in a decrease in interest income of $645,000. The yield on earning assets reflected a slight increase of 4 basis points from the 5.54% received in the fourth quarter of 2003.

Lower rates paid on interest bearing liabilities continued to favorably impact both interest expense and consequently net interest income during the first quarter of 2004. Interest expense decreased $352,000 (11.5%) in the first quarter of 2004 as the average rate paid on the interest bearing liabilities declined 40 basis points to 1.64% as compared to 2.04% in the year earlier period. The decrease in rates reduced interest expense by $493,000. Average balances of interest-bearing liabilities in the first quarter of 2004 increased by $53,265,000 (8.7%) over the prior year period, which added $141,000 to interest expense. The average rate paid on interest bearing liabilities in the first quarter decreased 5 basis points from the 1.69% paid in the fourth quarter of 2003.

The net interest margin for the first quarter of 2004 was 4.42% as compared to 4.34% for the fourth quarter of 2003 and 4.54% in the first quarter of 2003. The increase from year-end 2003 reflects the effects of slightly higher rates on loans and securities coupled with a continuing decrease in the rates paid on the liabilities. If the interest rates remain at current levels, we would expect the net interest margin to improve slightly during the second quarter.

The Company provided $65,000 for loan losses in the first quarter of 2004 as compared to no provision in the first quarter of 2003. At March 31, 2004, nonperforming and restructured loans totaled $10,520,000 as compared to $10,441,000 at December 31, 2003 and $4,052,000 at March 31, 2003. Approximately $9.0 million of the nonperforming loans at March 31, 2004 pertains to loans for a commercial/retail redevelopment project in the City of King. Details of these loans have been disclosed on Forms 8-K and Forms 10-Q filed with the Securities and Exchange Commission (SEC) during 2003 as reflected in Form 10-K for the period ended December 31, 2003, filed with the SEC on March 1, 2004. An additional disclosure on a Form 8-K was filed with the SEC on March 22, 2004. The ratios of the allowance for loan losses to nonperforming loans were 158% at March 31, 2004, 159% at December 31, 2003 and 378% at March 31, 2003. The ratio of the allowance for loan losses to total loans was 2.15% at March 31, 2004, 2.12% at December 31, 2003 and 2.13% at March 31, 2003. The Company did not have any OREO properties at March 31, 2004, December 31, 2003 or at March 31, 2003.

Noninterest income decreased $109,000 (10.7%) in the first quarter of 2004 as compared to the first quarter of 2003. Higher volumes in service charges on deposit accounts were offset by a $104,000 loss on the sale of securities and a $71,000 (57.8%) decrease in mortgage brokerage fees as a result of the year-over-year decrease in the level of home refinancing being experienced within the mortgage industry.

Noninterest expenses increased $451,000 (8.1%) to a total of $6,036,000 in the first quarter of 2004 as compared to the first quarter 2003. Costs were up in all categories of noninterest expenses primarily due to increased business activity. The efficiency ratio for the periods ended March 31, 2004 and 2003 were almost identical at 53.6% and 53.5%, respectively.

During the first quarter of 2004, the Company repurchased 79,751 shares of its common stock at an average price of $18.04. There were no share repurchases in the first quarter of 2003. The Company has 258,932 shares authorized for repurchase remaining under its February 2001 repurchase plan.

Central Coast Bancorp operates as a holding company for Community Bank of Central California. Community Bank, headquartered in Salinas, has branch offices located in: the Monterey County communities of Salinas (2), Monterey (2), Seaside, Marina, Castroville, Gonzales and King City; the Santa Clara County community of Gilroy; the Santa Cruz County community of Watsonville; and in the San Benito County community of Hollister. The Bank provides traditional deposit, lending, mortgage and commercial products and services to business and retail customers throughout the California Central Coast area.

Information on the Company and its subsidiary Bank may be obtained from the Company’s website www.community-bnk.com. Copies of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments thereto are available free of charge on the website as soon as they are filed with the SEC. To access these reports through a link to the Edgar reporting system simply select the “Central Coast Bancorp – Corporate Profile” menu item, then click on the “Central Coast Bancorp SEC Filings” link. Section 16 insider filings can also be accessed through the website. Follow the same instructions and select “Central Coast Bancorp SEC Section 16 Reports”.

Forward-Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Changes to such risks and uncertainties, which could impact future financial performance, include, among others, (1) competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) general economic conditions, nationally, regionally and in operating market areas, including a decline in real estate values in the Company’s market areas; (4) the effects of terrorism, the threat of terrorism or the impact of potential military conflicts; (5) changes in the regulatory environment; (6) changes in business conditions and inflation; (7) changes in securities markets; (8) data processing compliance problems; (9) variances in the actual versus projected growth in assets; (10) return on assets; (11) loan losses; (12) expenses; (13) rates charged on loans and earned on securities investments; (14) rates paid on deposits; and (15) fee and other noninterest income earned, as well as other factors. This entire press release and the Company’s periodic reports on Forms 10-K, 10-Q and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business.

301 Main Street, Salinas, California 93901

CENTRAL COAST BANCORP

CONSOLIDATED CONDENSED FINANCIAL DATA

(Unaudited)

(Dollars in thousands, except share and per share data)	Three Months Ended March 31
Statement of Income Data	2004	2003

Interest income
Loans (including fees)	$11,137	$10,982
Investment securities	1,591	1,153
Other	65	72

Total interest income	12,793	12,207

Interest expense
Interest on deposits	2,647	2,957
Other	69	111

Total interest expense	2,716	3,068

Net interest income	10,077	9,139
Provision for loan losses	65	--

Net interest income after
provision for loan losses	10,012	9,139

Noninterest income
Service charges on deposits	740	687
Other	165	327

Total noninterest income	905	1,014

Noninterest expenses
Salaries and benefits	3,564	3,347
Occupancy	638	597
Furniture and equipment	483	464
Other	1,351	1,177

Total noninterest expenses	6,036	5,585

Income before provision for income taxes	4,881	4,568
Provision for income taxes	1,689	1,599

Net income	$ 3,192	$ 2,969

Common Share Data (adjusted for 10% stock dividend distributed on February 27, 2004)
Earnings per share
Basic	$ .29	$ .27
Diluted	$ .28	$ .26
Weighted average shares outstanding	10,904,000	10,909,000
Weighted average shares outstanding -
diluted	11,445,000	11,399,000
Book value per share	$ 8.52	$ 8.19
Tangible book value	$ 8.52	$ 8.17
Shares outstanding	10,862,000	9,917,000

CENTRAL COAST BANCORP

CONSOLIDATED CONDENSED FINANCIAL DATA

(Unaudited)

(Dollars in thousands)	Mar. 31,	Dec. 31,	Mar. 31,
Balance Sheet Data	2004	2003	2003

Assets
Cash and due from banks	$ 45,612	$ 54,446	$ 48,108
Federal funds sold	20,901	47,017	72,000
Available-for-sale securities - at fair value	181,543	153,727	96,241
Loans:
Commercial	205,349	236,836	213,488
Real estate-construction	38,628	46,266	57,598
Real estate-other	519,010	489,213	435,645
Consumer	12,630	11,540	12,928
Deferred loan fees, net	(1,092)	(1,114)	(996)

Total loans	774,525	782,741	718,663

Allowance for loan losses	(16,654)	(16,590)	(15,304)
Net loans	757,871	766,151	703,359

Premises and equipment, net	2,730	2,787	3,063
Accrued interest receivable and other assets	12,565	13,712	11,895

Total assets	$ 1,021,222	$ 1,037,840	$ 934,666

Liabilities and Shareholders' Equity
Deposits:
Demand, noninterest bearing	$ 239,958	$ 321,980	$ 214,249
Demand, interest bearing	145,267	113,215	125,679
Savings	254,579	232,610	208,113
Time	277,782	270,305	292,720

Total Deposits	917,586	938,110	840,761
Accrued interest payable and other liabilities	11,092	10,135	12,650
Shareholders' equity	92,544	89,595	81,255

Total liabilities and shareholders' equity	$ 1,021,222	$ 1,037,840	$ 934,666

Asset Quality

Loans past due 90 days or more and accruing interest	$ 236	$ --	$ 38
Nonaccrual loans	9,468	9,606	3,102
Restructured loans	816	835	912
Other real estate owned	--	--	--

Total nonperforming assets	$ 10,520	$ 10,441	$ 4,052

Allowance for loan losses to total loans	2.15%	2.12%	2.13%
Allowance for loan losses to NPL's	158%	159%	378%
Allowance for loan losses to NPA's	158%	159%	378%

Regulatory Capital and Ratios

Tier 1 capital	90,233	88,321	79,408
Total capital	100,782	99,038	89,209
Tier 1 capital ratio	10.8%	10.4%	10.2%
Total risk based capital ratio	12.0%	11.6%	11.5%
Tier 1 leverage ratio	9.0%	9.0%	8.8%

CENTRAL COAST BANCORP

CONSOLIDATED CONDENSED FINANCIAL DATA

(Unaudited)

	Three Months Ended
(Dollars in thousands)	March 31
Selected Financial Ratios	2004	2003

Return on average total assets	1.27%	1.33%
Return on average shareholders' equity	14.02%	15.11%
Net interest margin (tax equivalent basis)	4.42%	4.54%
Efficiency ratio (tax equivalent basis)	53.63%	53.53%

Selected Average Balances

Loans	$ 750,714	$711,125
Taxable investments	114,532	56,599
Tax-exempt investments	49,419	49,491
Federal funds sold	26,417	24,544

Total earning assets	$ 941,082	$841,759

Total assets	$1,008,129	$904,755

Demand deposits - interest bearing	$ 131,397	$115,663
Savings	252,526	207,022
Time deposits	275,738	279,306
Other borrowings	4,464	8,869

Total interest bearing liabilities	$ 664,125	$610,860

Demand deposits - noninterest bearing	$ 246,703	$208,550

Shareholders' equity	$ 91,498	$ 79,695